EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83940 on Form S-8 of HF Financial Corp. of our report dated December 24, 2013, relating to the statements of net assets available for benefits of the HF Financial Corp. Retirement Savings Plan, as of June 30, 2013 and 2012 and the related statement of changes in net assets available for benefits for the year ended June 30, 2013, which report appears in the fiscal 2013 annual report on Form 11-K of the HF Financial Corp. Retirement Savings Plan.

Fargo, North Dakota
December 24, 2013